CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$62,293,510(2)	$7,138.84

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Calculated on the basis of 6,229,351 units each having a $10 principal amount per unit.

Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011, and the Product Supplement LIRN-1 dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” on page TS-6 of this term sheet and beginning on page S-10 of product supplement LIRN-1.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$62,341,900
Underwriting discount	$0.20	$1,246,838
Proceeds, before expenses, to Barclays	$9.80	$61,095,062

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

February 23, 2012

6,234,190 Units

$10 principal amount per unit

CUSIP No. 06741L435

Pricing Date: February 23, 2012

Settlement Date: March 1, 2012

Maturity Date: February 28, 2014

Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index

Maturity of approximately two years

2-to-1 upside exposure to increases in the Index, subject to a capped return of 34.10%

1-to-1 downside exposure to decreases in the Index beyond a 10% decline, with 90% of your principal at risk

All payments at maturity subject to the credit risk of Barclays Bank PLC

No periodic interest payments

Limited secondary market liquidity, with no exchange listing

The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the US Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction.

Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

Summary

The Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index due February 28, 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the Dow Jones U.S. Real Estate Index (the “Index”) is greater than the Starting Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement LIRN-1 dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511153072/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The Dow Jones U.S. Real Estate Index (Bloomberg symbol: “DJUSRE”), a price return index.
Starting Value:	234.64
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page S-24 of product supplement LIRN-1.

Threshold Value:	211.18, which is 90% of the Starting Value, rounded to two decimal places.
Capped Value:	$13.41 per unit of the notes, which represents a return of 34.10% over the Original Offering Price.
Maturity Valuation Period:	February 19, 2014, February 20, 2014, February 21, 2014, February 24, 2014 and February 25, 2014.
Participation Rate:	200%
Calculation Agent:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-11.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forego dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

This graph reflects the returns on the notes, based on the Participation Rate of 200%, a Threshold Value of 90% of the Starting Value and the Capped Value of $13.41. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and the term of your investment.

The following table is based on a Starting Value of 100, a Threshold Value of 90, the Participation Rate of 200% and the Capped Value of $13.41 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$6.000		-40.000%
60.00		-40.00%	$7.000		-30.000%
70.00		-30.00%	$8.000		-20.000%
80.00		-20.00%	$9.000		-10.000%
90.00	(1)	-10.00%	$10.000		0.000%
92.00		-8.00%	$10.000		0.000%
94.00		-6.00%	$10.000		0.000%
96.00		-4.00%	$10.000		0.000%
98.00		-2.00%	$10.000		0.000%
100.00	(2)	0.00%	$10.000		0.000%
102.00		2.00%	$10.400		4.000%
104.00		4.00%	$10.800		8.000%
106.00		6.00%	$11.200		12.000%
108.00		8.00%	$11.600		16.000%
110.00		10.00%	$12.000		20.000%
120.00		20.00%	$13.410	(3)	34.100%
130.00		30.00%	$13.410		34.100%
134.00		34.00%	$13.410		34.100%
140.00		40.00%	$13.410		34.100%
150.00		50.00%	$13.410		34.100%

(1)	This is the hypothetical Threshold Value.

(2)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 234.64, which was the closing level of the Market Measure on the pricing date. For recent actual levels of the Index, see “The Index” section below, beginning on page TS-7.

(3)	The Redemption Amount per unit cannot exceed the Capped Value.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80, or 80% of the Starting Value:

Starting Value:	100
Ending Value:	80
Threshold Value:	90

$10 –	[	$10 ×	(90 – 80)	]	= $9.00	Redemption Amount per unit
100

Example 2

The Ending Value is 95, or 95% of the Starting Value:

Starting Value:	100
Ending Value:	95
Threshold Value:	90

Redemption Amount (per unit) = $10.00, the Original Offering Price, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3

The Ending Value is 110, or 110% of the Starting Value:

Starting Value:	100
Ending Value:	110

$10 +	[	$10 × 200% ×	(110 – 100)	]	= $12.00	Redemption Amount per unit
100

Example 4

The Ending Value is 140, or 140% of the Starting Value:

Starting Value:	100
Ending Value:	140

$10 +	[	$10 × 200% ×	(140 – 100)	]	=$18.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.41 per unit
100

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement LIRN-1 and page S-6 of the MTN prospectus supplement identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪

The price at which you may sell the notes in any secondary market may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing of the notes, as described on page TS-11 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪

Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪

Dow Jones Trademark Holdings, LLC (“Dow Jones”) and CME Group Index Services LLC (“Dow Jones Indexes”) may adjust the Index in a way that affects its level, and Dow Jones and Dow Jones Indexes have no obligation to consider your interests

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we, MLPF&S or our respective affiliates may from time to time own shares of companies included in the Index we, MLPF&S and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “ Material U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-1.

Additional Risk Factors

The stocks included in the Index are concentrated in one industry and in a limited number of companies.

All of the stocks included in the Index are issued by companies involved directly or indirectly in the U.S. real estate industry. As a result, the stocks that will determine the performance of the Index and hence, the value of the notes, are concentrated in one industry. Although an investment in the notes will not give you any ownership or other direct interests in these stocks, the return on an investment in the notes will be subject to certain risks associated with direct equity investments in the real estate industry. In addition, as of December 30, 2011, ten companies constituted approximately 43% of the Index. Accordingly, any negative developments with respect to a relatively small number of companies may have a significant and adverse effect on the level of the Index and consequently on the value of the notes.

There are risks associated with the real estate industry.

As noted above, all of the stocks included in the Index are issued by companies involved directly or indirectly in the real estate industry. The value of real estate and, consequently, companies involved in the real estate industry may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies included in the Index and, consequently, may adversely affect the Index and the value of your Notes.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components have been derived from publicly available sources. The information reflects the policies of Dow Jones, the marketing name of CME Indexes, and is subject to change by Dow Jones. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Dow Jones discontinuing publication of the Index are discussed in “Description of LIRNs–Discontinuance of a Market Measure” beginning on page S-30 of product supplement LIRN-2. None of us, the calculation agent, or any of the selling agents accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Dow Jones®” and “Dow Jones US Real Estate IndexSM” are service marks of Dow Jones, have been licensed to CME Indexes and have been sublicensed for use for certain purposes by us. The notes based on the Dow Jones US Real Estate IndexSM are not sponsored, endorsed, sold or promoted by Dow Jones, CME Indexes or their respective affiliates and none of them makes any representation regarding the advisability of investing in such product(s).

The Index is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market. Component companies consist of Real Estate Investment Trusts (“REITs”) and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. Because the Index is comprised primarily of REITs, the prices of the component stocks reflect changes in lease rates, vacancies, property development and other transactions. The Index was first calculated on February 14, 2000. The Index is a price return index, which means that dividend payments by component companies are not taken into account when calculating the level of the Index. The value of the Index was set to 100 on the base date of December 31, 1991.

The Index is a subset of the Dow Jones U.S. IndexSM, a broad-based measure of the U.S. stock market, which aims to measure the performance of 95% of U.S. stocks by float-adjusted market capitalization. The index universe is defined as all stocks traded on the major U.S. stock exchanges, minus any noncommon issues and illiquid stocks. The Dow Jones U.S. IndexSM is part of the Dow Jones Global Indexes, which is a benchmark family of indices that currently follows stocks from 42 countries. It is a market capitalization-weighted index, adjusted for free-float shares and calculated on a price and total return basis.

Composition and Maintenance

Defining the Investable Universe: Index universe candidates must trade on a major U.S. stock exchange and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts (LPTs), and similar real-property-owning pass-through structures taxed as REITs by their domiciles are also eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded.

Stock Selection: The index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the Dow Jones U.S. IndexSM, excluding stocks that fall within the bottom 1% of the universe according to their free-float market capitalization and within the bottom .01% of the universe according to their turnover. To be included in the Index, the issuer of each component security must be classified in the Real Estate supersector, as defined by the proprietary classification system used by Dow Jones Indexes.

Review Process: The Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during each quarterly review. If the number of outstanding shares for an Index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of such event. If a change in float-adjusted shares reflects a combination of a share increase (or decrease) and block ownership decrease (or increase), such as a secondary offering (or block purchase), the new total of outstanding shares will be used to calculate the new share blocks. If a block ownership change is part of a float change involving a change in total shares outstanding of less than 10%, the block must increase (or decrease) by at least five percentage points to trigger the adjustment. If the impact of corporate actions during the period between quarterly share updates changes the number of a company’s float-adjusted shares outstanding by 10% or more, the company’s shares and float factor will be updated as soon as prudently possible. In the event that a component no longer meets the eligibility requirements, it will be removed from the Index.

Whenever possible, Dow Jones will announce any such change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits, and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September, and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Index are implemented after the official closing levels have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from a periodic review will be announced on the second Friday of the third month of each quarter.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

In addition to the scheduled quarterly reviews, the Index is reviewed on an ongoing basis. Changes in Index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the Index components will be announced at least two business days prior to their implementation date.

Background on the Dow Jones Indexes Proprietary Industry Classification System

Companies are assigned to industry groups based on the revenues received in their lines of business. Mergers, takeovers, and spinoffs, as well as organic growth in a company’s business segments, can require industry and sector transfers. Stocks in the Dow Jones Global Indexes are categorized into 10 industries, 19 supersectors, 41 sectors and 114 subsectors, as defined by the proprietary classification system used by Dow Jones Indexes. These segments are designed to reflect the risk characteristics of a specific market by grouping together constituents that respond in similar ways to economic, political and environmental factors. The Real Estate supersector is composed of two sectors, the Real Estate Investment & Services sector and the Real Estate Investment Trusts sector, both of which contain subsectors. The Real Estate Investment & Services sector consists of the Real Estate Holding & Development subsector and the Real Estate Services subsector. The Real Estate Investment Trusts sector consists of the Industrial & Office REITs subsector, the Retail REITs subsector, the Residential REITs subsector, the Diversified REITs subsector, the Specialty REITs subsector, the Mortgage REITs subsector and the Hotel & Lodging REITs subsector. Dow Jones’ definitions of each of these subsectors are set forth below.

Real Estate Holding & Development – Companies that invest directly or indirectly in real estate through development, investment or ownership. Excludes real estate investment trusts and similar entities, which are classified as Real Estate Investment Trusts.

Real Estate Services – Companies that provide services to real estate companies but do not own the properties themselves. Includes agencies, brokers, leasing companies, management companies and advisory services. Excludes real estate investment trusts and similar entities, which are classified as Real Estate Investment Trusts.

Industrial & Office REITs – Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that primarily invest in office, industrial and flex properties.

Retail REITs – Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that primarily invest in retail properties. Includes malls, shopping centers, strip centers and factory outlets.

Residential REITs – Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that primarily invest in residential home properties. Includes apartment buildings and residential communities.

Diversified REITs – Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that invest in a variety of property types without a concentration of any single type.

Specialty REITs – Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that invest in self storage properties, properties in the health care industry such as hospitals, assisted living facilities and health care laboratories, and other specialized properties such as auto dealership facilities, timber properties and net lease properties.

Mortgage REITs – Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that are directly involved in lending money to real estate owners and operators or indirectly through the purchase of mortgages or mortgage backed securities.

Hotel & Lodging REITs – Real estate investment trusts or corporations (REITs) or listed property trusts (LPTs) that primarily invest in hotels or lodging properties.

As of January 31, 2012, there were 83 component companies in the Index, and the top ten companies in the Index, their trading symbol and adjusted weight in the Index were as follows:

Company	Ticker	Adjusted Weight (%)
Simon Property Group Inc.	SPG	8.70%
American Tower Corp. Cl A	AMT	5.46%
Public Storage	PSA	4.28%
Equity Residential	EQR	3.84%
HCP Inc.	HCP	3.73%
Ventas Inc.	VTR	3.67%
Annaly Capital Management Inc.	NLY	3.57%
Boston Properties Inc.	BXP	3.31%
Vornado Realty Trust	VNO	3.26%
ProLogis Inc.	PLD	3.18%

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

The following graph shows the monthly historical performance of the Index in the period from January 2007 through January 2012. We obtained this historical data from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg L.P. On the pricing date, the closing level of the Index was 234.64.

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

We have entered into a non-exclusive license agreement with Dow Jones Indexes whereby we, in exchange for a fee, are permitted to use the Index in connection with certain securities, including the notes. We are not affiliated with Dow Jones Indexes; the only relationship between Dow Jones Indexes and us is any licensing of the use of Dow Jones Indexes’ indices and trademarks or service marks relating to them.

The license agreement between Dow Jones Indexes and us provides that the following language must be set forth herein:

“The “Dow Jones U.S. Real Estate IndexSM” is a product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME”), and has been licensed for use. “Dow Jones®”, “Dow Jones U.S. Real Estate IndexSM”, “DJUSRESM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed to CME and have been sublicensed for use for certain purposes by Barclays Bank PLC. The notes are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates. Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The only relationship of Dow Jones, CME or any of their respective affiliates to Barclays Bank PLC is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones U.S. Real Estate IndexSM, which is determined, composed and calculated by CME without regard to Barclays Bank PLC or the notes. Dow Jones and CME have no obligation to take the needs of Barclays Bank PLC or the owners of the notes into consideration in determining, composing or calculating the Dow Jones U.S. Real Estate IndexSM. Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

financial products unrelated to the securities currently being issued by Barclays Bank PLC, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones U.S. Real Estate IndexSM. It is possible that this trading activity will affect the value of the Dow Jones U.S. Real Estate IndexSM and the notes.

DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES U.S. REAL ESTATE INDEXSM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES U.S. REAL ESTATE INDEXSM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES U.S. REAL ESTATE INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF CME.”

“Dow Jones®”, “Dow Jones U.S. Real Estate IndexSM”, “DJUSRESM” and “Dow Jones Indexes” are service marks of Dow Jones, have been licensed by CME and have been sublicensed for use for certain purposes by Barclays Bank PLC. Barclays Bank PLC’s securities based on the Dow Jones U.S. Real Estate IndexSM, are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates and none of them makes any representation regarding the advisability of investing in such securities.

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Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to LIRNs,” beginning on page S-10 of product supplement LIRN-1 and “Use of Proceeds” on page S-21 of product supplement LIRN-1.

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Capped Leveraged Index Return Notes® Linked to the Dow Jones U.S. Real Estate Index, due February 28, 2014

Material U.S. Federal Income Tax Consequences

As described in product supplement LIRN-1, this section applies to you only if you are a U.S. holder (as defined in product supplement LIRN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement LIRN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Index. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the notes in the manner described above. No assurance can be given that the IRS or any court will agree with this characterization and tax treatment. There are other possible treatments that are described in a detailed discussion of tax considerations under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-1 and one or more of these might ultimately govern the tax treatment of the notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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